Exhibit 4.26

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to our company if publicly disclosed. Such excluded information has been marked with [***].

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on September 24, 2019 (the “Execution Date”) by and among:

1.	Fun Literature Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”),
2.	Fun Literature (HK) Limited, a private company limited by shares duly incorporated and validly existing under the Laws of Hong Kong (the “HK Company”),
3.	Shanghai Zhicao Information Technology Co., Ltd. (上海纸草信息科技有限公司), a limited liability company duly incorporated and validly existing under the Laws of PRC (the “WFOE”),
4.	Shanghai Big Rhinoceros Horn Information Technology Co., Ltd. (上海大犀角信息科技有限公司), a limited liability company duly incorporated and validly existing under the Laws of PRC (the “Domestic Company”),
5.

Qutoutiao Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands and listed on the NASDAQ Global Market under the symbol “QTT” (the “Parent Company”), and

6.

CMC Rocket Holdings Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (“CMC”, together with the Parent Company (with respect to the Series B Preferred Shares to be allotted and issued to it pursuant to the terms hereunder), the “Series B Investors” and each a “Series B Investor”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.

As of the Execution Date, (i) the Company owns one hundred percent (100%) of the equity interest in the HK Company, which in turn owns one hundred percent (100%) of the equity interest in the WFOE; and (ii) the WFOE Controls the Domestic Company by a Captive Structure.

B.

The Domestic Company and the WFOE are engaged in the Business (as defined below).  The Company seeks expansion of capital to grow the Business and, correspondingly, seeks to secure an investment from the Series B Investors, on the terms and subject to the conditions set forth herein.

C.

The Series B Investors wish to invest in the Company by subscribing for [***] Series B Preferred Shares in aggregate to be issued by the Company at the Closing pursuant to the terms and subject to the conditions of this Agreement.

D.	The Company wishes to issue and sell [***] Series B Preferred Shares in aggregate to the Series B Investors at the Closing pursuant to the terms and subject to the conditions of this Agreement.
E.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.
1.1	The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means generally accepted accounting principles in the United States or PRC, as applicable, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, hearing, audit, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.  In the case of CMC, the term “Affiliate” also includes (a) any shareholder of CMC, (b) any of such shareholder’s or CMC’s general partners, (c) the fund manager managing such shareholder or CMC (and general partners and key officers who Controls, or acts as a position of fund partner of, CMC or its Affiliates thereof) and other funds managed by such fund manager, and (d) trusts Controlled by or for the benefit of any such Person referred to in (a), (b) or (c). For the avoidance of doubt, CMC shall not be deemed to be an Affiliate of any Group Company.

“AMR” means the State Administration for Market Regulation of the PRC and its competent local counterparts or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Management Rights Letter, and the Indemnification Agreement, each as defined herein.

“Anti-Corruption Laws” shall mean any applicable anti-bribery or anti-corruption Law of any jurisdiction in which a Group Company conducts business, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, Hong Kong’s Prevention of Bribery Ordinance, the Criminal Law of China, the PRC Anti-Unfair Competition Law, and the Provisional Regulations on Anti-Commercial Bribery.

“Associate” means, with respect to any Person, (a) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of five (5) percent or more of any class of Equity Securities of such corporation or organization, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (c) any relative or spouse of such Person, or any relative of such spouse. For the avoidance of doubt, CMC shall not be deemed to be an Associate of any Group Company.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, ESOP, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” means (a) the business that is currently conducted by the Group Companies, being providing, displaying and sharing of fun, light and reader-interest-oriented internet literature works and (b) any other business as approved by the Board from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the United States, Hong Kong or the PRC.

“Captive Structure” means the structure under which the WFOE Controls the Domestic Company through the Control Documents.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the SAFE Circular on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》 [汇

发（2014）37号]) issued by SAFE on July 4, 2014, and any applicable Laws of the PRC in force from time to time which operate to restate, amend or repeal the aforesaid SAFE Circular or any part thereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Bank Account” means the bank account of the Company, the details of which will be set out in the wire instruction provided by the Company to the Series B Investors in writing at least five (5) Business Days prior to the Closing Date.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the following contracts collectively: (a) the Exclusive Technology and Consulting Service Agreement (独家技术和咨询服务协议) entered into by and between the WFOE and the Domestic Company on December 4, 2018, (b) the Exclusive Option Agreement (独家购买权合同) entered into by and among the WFOE, the Domestic Company and the equity holders of the Domestic Company on December 4, 2018, (c) the Voting Rights Proxy Agreement (表决权委托协议) entered into by and between WFOE and the equity holders of the Domestic Company on December 4, 2018, (d) the Loan Agreement (借款协议) entered into by and between WFOE and the equity holders of the Domestic Company on December 4, 2018, and (e) the Share Pledge Agreement (股权质押协议) entered into by and among the WFOE, the Domestic Company and the equity holders of the Domestic Company on December 4, 2018.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series B Preferred Shares.

“Disclosed” means truly, fairly, specifically and accurately disclosed in the Disclosure Schedule or other written form received by CMC from the Company during the six-month period preceding the date of this Agreement including the Financial Statements (as defined below) and other financial and operational data, in a manner that, the matter disclosed is reasonably apparent from the terms of the document and the relevance to the Warrantors’ representations and warranties of the information disclosed ought reasonably to be appreciated by the Series B Investors.

“Disclosure Schedule” means the disclosure schedule (attached hereto as Exhibit E) delivered by the Warrantors to the Series B Investors as of the date hereof.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or the governing body of any stock exchange.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the HK Company, the WFOE, the Domestic Company, together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People's Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations that are capitalized in accordance with Accounting Standards, (g) all obligations under banker’s acceptance, letter of credit or similar facilities, (h) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (i) all obligations in respect of any interest rate swap, hedge or cap agreement, and (j) all guarantees issued in respect of the Indebtedness referred to in clauses (a) through (j) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, diminution in value, disbursement, expense, Liability, loss, obligation, penalty or settlement imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement by such Person by reason of the indemnification.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (g) the goodwill symbolized or represented by the foregoing.

“Key Employees” means all key employees of the Group Companies with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, and the list of all key employees of the Group Companies as of the date hereof is provided in Schedule III attached hereto.

“the knowledge of the Warrantors” or similar expression includes, without limitation, the knowledge, information and belief of the Warrantors and their respective directors and senior management personnel, and is deemed to include the knowledge, information and belief which such persons would have if each of them had made all reasonable enquiries.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether directly or indirectly, accrued or unaccrued, absolute or contingent, known or unknown, liquidated or unliquidated, and whether due or to become due, including those arising under any Law, Governmental Order, legal proceeding or Contract and including all costs and expenses relating thereto.

“Lien” means any mortgage, pledge, claim, security interest, defect, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by any Contract, Law, Governmental Order, legal proceeding or otherwise and including all costs and expenses relating thereto.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or collectively, a material adverse effect on the business, prospects, results of operations, financial conditions of the Group taken as a whole (including without limitation, cessation of business operations or suspension of content updating by any Group Company for three (3) months due to violation of any applicable Laws), (b) material impairment of the ability of any Party (other than the Series B Investors) to perform the material obligations of such Party under any Transaction Documents, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Series B Investors). Notwithstanding the foregoing, (i) changes in applicable Laws affecting the entire online literature industry resulting in a majority of the entities engaged in the Business in the PRC being required to suspend its operations (including suspend the updating of content on its application or platform) and (ii) the suspension of content updates imposed by the Governmental Authority on the “米读小说” application for the period from July 16, 2019 to October 15 2019 shall not constitute a Material Adverse Effect.

“Memorandum and Articles” means the second amended and restated memorandum and articles of association of the Company attached hereto as Exhibits B, to be adopted in accordance with applicable Law on or prior to the Closing.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the Laws of the PRC.

“Money Laundering Laws” shall mean, all applicable anti-money laundering Laws of all jurisdictions in which a Group Company conducts its business, the rules and regulations thereunder, including all anti-money laundering Laws of the PRC, Hong Kong, the U.S., the Cayman Islands, and the United Kingdom.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》) jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the AMR, the China Securities Regulatory Commission and the SAFE on August 8, 2006.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (b) Liens incurred in the Ordinary Course of Business, which (i) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (ii) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

“Prohibited Person” shall mean, any Person that is (a) a national or resident of, or incorporated in any country or territory that is subject to comprehensive embargoes under any Sanctions Laws, (b) included on, or Affiliated with any Person listed on any United States or other sanctions-related restricted party list (including the List of Specially Designated Nationals and Blocked Persons by the United States Department of the Treasury’s Office of Foreign Assets Control (OFAC)), or (c) a Person with whom business transactions, including exports and re-exports, would violate Sanctions Laws.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or Controlled enterprise.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, and (h) the Apache License.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Sanctions Laws” shall mean all economic or financial sanctions Laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by OFAC, and its “Specially Designated Nationals and Blocked Persons” lists), the Cayman Islands, the PRC, Hong Kong, the European Union, the United Nations, the United Kingdom or any other relevant sanctions Governmental Authority.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit C.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (a) in the PRC: (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i) above, and (iii) any form of transferee Liability imposed by any Governmental Authority in connection with any item described in clauses (i) and (ii) above, and (b) in any jurisdiction other than the PRC: all similar Liabilities as described in clause (a)(i) and (b)(ii) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S.” means the United States of America.

“US$” means the lawful currency of the United States of America.

“U.S. real property holding corporation” has the meaning as defined in the Code.

“Warrantors” means, collectively, the Group Companies and the Parent Company.

1.2	Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	Section 9.4(a)
Breach	Section 8.1
Closing	Section 2.2(a)

Closing Date	Section 2.2(a)
CMC	Preamble
Company	Preamble
Company IP	Section 3.19(a)
Confidential Information	Section 9.9(a)
Disclosing Party	Section 9.9(c)
Dispute	Section 9.4(a)
Domestic Company	Preamble
Financial Statements	Section 3.13
Further Transfer of Business	Section 7.4
HK Company	Preamble
HKIAC	Section 9.4(b)
Indemnification Agreement	Section 5.7
Indemnitees	Section 8.1
Licenses	Section 3.19(e)
Management Rights Letter	Section 5.10
Material Contracts	Section 3.12
Parent Company	Preamble
Party/Parties	Preamble
Proceeds	Section 2.5
Representatives	Section 3.16(a)
Required Governmental Consents	Section 3.8(c)
Series B Director	Section 5.8
Series B Investor(s)	Preamble
Statement Date	Section 3.13
Subscription Shares	Section 2.1
Subscription Price	Section 2.1
UNCITRAL Rules	Section 9.4(b)
WFOE	Preamble
2.	Purchase and Sale of Shares.
2.1

Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Series B Investor agrees to, severally but not jointly, subscribe for and purchase from the Company, and the Company agrees to issue and sell to such Series B Investor, that number of Series B Preferred Shares set forth opposite such Series B Investor’s name in the second column of the table of Schedule I (the “Subscription Shares”) attached hereto at an aggregate purchase price set out opposite such Series B Investor’s name in the third column of the table of Schedule I (the “Subscription Price”).

2.2	Closing.
(a)

The consummation of the sale and issuance of the Subscription Shares pursuant to Section 2.1 (the “Closing”, and the date of the Closing, the “Closing Date”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than seven (7) Business Days after all closing conditions specified in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) hereof have been waived or satisfied in accordance with this Agreement, or at such other time and place as the Company and the Series B Investors shall mutually agree in writing.

(b)	The capitalization table of the Company immediately prior to and after the Closing is shown on Schedule II attached hereto.
2.3

Deliverables by the Company at the Closing.  At the Closing, prior to the fulfillment of the payment obligation of each Series B Investor, in addition to any items the delivery of which is made an express condition to such Series B Investor’s obligations at the Closing pursuant to Section 5, the Company shall deliver or cause to be delivered to such Series B Investor:

(a)

a copy of the updated register of members of the Company as of the Closing Date, certified by the registered agent of the Company, reflecting the issuance to such Series B Investor of the Subscription Shares at the Closing pursuant to Section 2.1;

(b)

in the case of CMC, a copy of the updated register of directors of the Company as of the Closing Date, certified by the registered agent of the Company, evidencing the appointment of the Series B Director;

(c)

a copy of one or more share certificates issued in the name of such Series B Investor, signed by a director of the Company, representing the Subscription Shares subscribed for by such Series B Investor pursuant to Section 2.1; and as soon as possible but in any event no later than the tenth (10th) Business Day following the full payment of the Subscription Price by such Series B Investor, the Company shall deliver to such Series B Investor the original copy(ies) of such share certificates duly executed in accordance with the Memorandum and Articles;

(d)

scanned copies of the board resolutions and the shareholders’ resolutions of each Group Company duly passed, approving the transactions contemplated under the Transaction Documents; in particular, the board resolutions and the shareholders’ resolutions of the Company shall approve (i) the adoption of the Memorandum and Articles, (ii) the execution, delivery and performance of the Transaction Documents, (iii) the issuance of the Subscription Shares to such Series B Investor, and (iv) the appointment of the Series B Director;

(e)	scanned copies of the board resolutions of the Parent Company duly passed, approving the transactions contemplated under the Transaction Documents; and;
(f)	a copy of a certificate of good standing of the Company issued by the Registrar of Companies in the Cayman Islands and dated no earlier than ten (10) Business Days prior to the Closing.
2.4

Deliverables by the Series B Investors at Closing.  At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 5 below in accordance with this Agreement, CMC shall pay its Subscription Price for its

Subscription Shares by wire transfer of immediately available funds in U.S. dollars to the Company Bank Account. The Parent Company shall pay its Subscription Price for its Subscription Shares by wire transfer of immediately available funds in U.S. dollars to the Company Bank Account as soon as possible after Closing and in any event no later than October 7, 2019.

2.5

Use of Proceeds.  Subject to the terms of this Agreement, the Company shall use the proceeds from the issuance and sale of the Subscription Shares (the “Proceeds”) for purpose of business expansion, capital expenditures and general working capital needs of the Group Companies.  The Proceeds from CMC’s subscription of Series B Preferred Shares shall not be used in the payment of any debts or obligations of any Group Company (except those occurred in the Ordinary Course of Business) or its Subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose (unless otherwise approved by the Board or in accordance with any Transaction Document).  None of the Group Companies or other Warrantors or their Affiliates may, directly or indirectly, use, lend or contribute the Proceeds from the Series B Investors for or to, or otherwise make such Proceeds available to, any Subsidiary, joint venture partner or any other Person for the purpose of funding or facilitating any activities or business of or with any Person towards any sales or operations in Cuba, Iran, Libya, Syria, the Democratic People’s Republic of Korea, the Crimea region of Ukraine, or any other country sanctioned by OFAC from time to time or for the purpose of funding any operations or financing any investments in, or make any payments to, any Person targeted by or subject to any Sanctions Laws.  The use of the Proceeds must be in full compliance with and shall not result in the breach of the Sanctions Laws by any Group Company or any officer, employee, director, agent, Affiliate or Person acting on behalf of any Group Companies.  The Company hereby agrees to CMC that it shall not transfer, remit from the Company Bank Account, use or otherwise dispose of the proceeds from CMC’s subscription of Series B Preferred Shares until and unless the Parent Company has paid the Subscription Price for all its Subscription Shares in full in accordance with this Agreement.

3.

Representations and Warranties of the Warrantors. Subject to such exceptions as Disclosed, each of the Warrantors jointly and severally represents and warrants to CMC that each of the statements contained in this Section 3 is true and complete as of the date of this Agreement, and that each of such statements shall be true and complete on and as of the Closing Date, with the same effect as if made on and as of the Closing Date.

3.1

Organization, Good Standing and Qualification.  Each Group Company has been duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now or proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party.  Each Group Company is qualified to do business and in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each Group Company that is a PRC entity has a valid business license issued by the AMR or other relevant Governmental Authorities (a true and complete copy of which has been delivered to CMC), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

3.2	Capitalization and Voting Rights.
(a)	Company. [***]
(b)

No Other Securities. Except for (i) the conversion privileges of the Subscription Shares, (ii) certain rights provided in the Charter Documents of the Company as currently in effect, (iii) certain rights provided in the Memorandum and Articles, the Shareholders Agreement and the Control Documents from and after the Closing, (iv) the outstanding Equity Securities set forth in Section 3.2(a) of the Disclosure Schedule, (x) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; (y) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (z) no Group Company is a party to or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company.  Except as set forth in the Shareholders Agreement (from and after the Closing), the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange.  Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or Preferred Share, or any securities convertible into or exchangeable for Ordinary Share or Preferred Share. No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

(c)

Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued and nonassessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Ancillary Agreements and applicable Laws).  Except as contemplated under the

Transaction Documents, there are no (i) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (ii) dividends which have accrued or been declared but are unpaid by any Group Company, (iii) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (iv) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.  All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(d)

Title.  Each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2(a) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Law.

3.3

Corporate Structure; Subsidiaries.  Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing the Group Companies, as currently contemplated at the Closing, and indicating the ownership and Control relationships among all Group Companies, as currently contemplated or a description of such structure with such ownership and Control relationships, the nature of the legal entity which each Group Company constitutes, as currently contemplated at the Closing, the jurisdiction in which each Group Company is organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person as currently contemplated at the Closing. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in company, corporation, partnership, trust, joint venture, association, or other Person other than the Group Companies or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any Person other than the Group Companies. The Company was formed solely to acquire and hold the equity interests in the HK Company and the HK Company will be formed solely to acquire and hold the equity interests in the WFOE. The registered capital of each of the WFOE and the Domestic Company has been or will be fully paid as required under its Charter Documents. The Company has not engaged in any other business and has not incurred any Liability since its formation.  The Domestic Company and the WFOE are engaged in the Business and have no other business.  The Company’s interest in the Domestic Company is held through the WFOE through the Control Documents and is held free and clear of Liens.

3.4

Due Authorization.  Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder.  All action on the part of each party to the Transaction Documents (other than CMC) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Subscription Shares and the Conversion Shares, has been taken or will be taken prior to the Closing.  Each Transaction Document has been or will be duly executed and delivered by each party thereto (other than CMC) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5

Valid Issuance of Shares.  The Subscription Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Ancillary Agreements (if applicable)).  The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements (if applicable)). The issuance of the Subscription Shares and the Conversion Shares is not and will not be subject to any preemptive rights, rights of first refusal or similar rights.

3.6

Consents; No Conflicts.  All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than CMC) have been duly obtained or completed (as applicable) and are in full force and effect.  The execution, delivery and performance of each Transaction Document by each party thereto (other than CMC) do not, and the consummation by such party of the transactions contemplated thereby will not, (a) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Material Contract, (b) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any Indebtedness of such Group Company), or (c) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens.

3.7	Offering. Subject in part to the accuracy of each Series B Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Subscription Shares to each Series B Investor are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8	Compliance with Laws; Consents.
(a)

Each Group Company is, and has been, in compliance with all applicable Laws in all material aspects.  No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company, or a failure on the part of such entity to comply with, any applicable Laws in any material aspect, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in any material aspect. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing.  None of the Group Companies is, to the knowledge of the Warrantors, under investigation with respect to a violation of any Law.

(b)

To the best knowledge of the Warrantors, neither the Captive Structure nor the Control Documents (individually or when taken together), violate any applicable Laws (including without limitation, SAFE Rules and Regulations, Order No. 10 and any other applicable PRC Laws).

(c)

All Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from or with MOFCOM, AMR, SAFE, the Ministry of Information Industry, the Ministry of Culture, Press and Publication Administration, any Tax bureau, customs authorities, and product registration authorities, and the local counterpart thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Governmental Consents”), shall have been duly obtained or completed in accordance with all applicable Laws.

(d)

No Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby.  None of the Group Companies is in default under any Required Governmental Consent.  There is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed.  None of the Group Companies has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to such Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company.

(e)

Each Group Company has adopted and maintained stringent content control mechanisms, including by retaining and providing training to a sufficient number of dedicated personnel, to moderate the user-generated online content of the Group to ensure compliance with the applicable Laws and safeguard the reputation of the Business.

3.9	Tax Matters.
(a)

All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company has been duly and timely filed by such entity within the requisite period and completed on a proper basis in accordance with the applicable Laws, and are up to date and correct.  All Taxes owed by each Group Company (whether or not shown on every Tax Return) have been paid in full or provision for the payment thereof have been made, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with the Accounting Standards) have been provided in the audited financial statements.  No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated.  Each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

(b)

No audit of any Tax Return of each Group Company and no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress and no Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(c)	No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to Taxation by that jurisdiction.
(d)

No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes.

(e)

No Group Company is or has ever been a PFIC or CFC or a U.S. real property holding corporation.  No Group Company anticipates that it will become a PFIC or CFC or a U. S. real property holding corporation for the current Taxable year or any future Taxable year.

3.10

Charter Documents; Books and Records.  The Charter Documents of each Group Company is in the form provided to CMC.  Each Group Company has been in compliance with its Charter Documents in all material respects, and each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification. All documents required to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed.

3.11

Actions.  There is no Action pending or to the Warrantors’ knowledge threatened against or affecting any Group Company or any of its officers, directors or Key Employees with respect to its businesses or proposed business activities, or any officers, directors or Key Employees of any Group Company in connection with such Person’s respective relationship with such Group Company.  Without limiting the generality of the foregoing, there are no Actions pending against any of the Group Companies or, to the knowledge of the Warrantors,  threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties.  There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties.  There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action.  No Governmental Authority has at any time challenged or questioned the legal right of any Group Company to conduct its business as presently being conducted.

3.12

Material Contracts. Section 3.12 of the Disclosure Schedule contains a list of Material Contracts.  “Material Contracts” means, collectively, a Contract to which a Group Company, or any of their properties or assets is bound or currently subject to that (a) involves outstanding obligations (contingent or otherwise) or outstanding payments in excess of RMB10,000,000, (b) involves Intellectual Property that is material to a Group Company or the Business (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in Control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party, (g) involves outstanding Indebtedness over RMB10,000,000, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of all or substantially all of the assets of a business, (i) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration over RMB1,000,000, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the Ordinary Course of Business and involving payments of less than RMB1,000,000), including without limitation, the leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), or (m) is a Benefit Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees. All the Material Contracts are valid, binding and enforceable obligations of the relevant Group Company, and the performance of which does not violate any applicable Laws. Each of the Group Companies that is a party to a Material Contract has duly performed all of its obligations under such Material Contract to the extent that such obligations to perform have accrued, and no material breach of default, alleged material breach or alleged material default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company, or the Warrantors, there is no existing material default or breach by any other party thereto. No Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract.

3.13

Financial Statement. The Group have delivered the unaudited management accounts of the Group Companies from June 1, 2018 to May 31, 2019 (the “Statement Date”) (collectively, the “Financial Statements”) to CMC.  The Financial Statements (a) have been prepared in accordance with the books and records of the Group, (b) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, and (c) were prepared in accordance with the applicable Accounting Standards applied on a consistent basis throughout the periods involved.  The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the Ordinary Course of Business since their respective dates.  None of the Group Companies is a guarantor or indemnitor of any Indebtedness of any other Person.  Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

3.14	Activities Since Statement Date. Except as contemplated by the Transaction Documents or otherwise Disclosed, since the Statement Date, with respect to any Group Company, there has not been:

(a)

any change in the assets, Liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the Ordinary Course of Business that have not been, in the aggregate, materially adverse;

(b)	any change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;
(c)

any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(d)	any waiver of a valuable right or of a debt;
(e)	any satisfaction or discharge of any Lien or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the Ordinary Course of Business;
(f)

any change or amendment to a material Contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are made in the Ordinary Course of Business;

(g)	any material change in any compensation arrangement or agreement with any employee or director;
(h)	any sale, assignment or transfer of any proprietary assets or other material intangible assets of such Group Company;
(i)	any resignation or termination of any key officer or employee of such Group Company, including any Key Employee;
(j)

any mortgage, pledge, transfer of a security interest in, or Lien created by such Group Company, any Key Employee, with respect to any of such Group Company’s properties or assets, except Liens for Taxes not yet due or payable;

(k)

any debt, obligation, or Liability incurred, assumed or guaranteed by such Group Company individually in excess of US$500,000 or in excess of US$1,000,000 in the aggregate, unless incurred in the Ordinary Course of Business of the Group Company or otherwise approved by CMC in writing;

(l)

any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company;

(m)	any failure to conduct business in the ordinary course, consistent with such Group Company’s reasonably prudent past practices;

(n)

any transactions or Contracts with, or loans or financing to, any of its officers, directors or employees, or any members of their immediate families, or any entity Controlled by any of such individuals;

(o)	any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or
(p)	any agreement or commitment by such Group Company to do any of the things described in this Section 3.14.
3.15

Liabilities. Except as Disclosed in the Financial Statements, no Group Company has incurred any Indebtedness, obligation, or Liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Group Company has otherwise become directly or indirectly liable except for trade or business Liabilities incurred in the Ordinary Course of Business.

3.16	Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.
(a)

Each Warrantor and its Affiliates and its respective directors, officers, managers, employees, agents or any other Person acting for or on behalf of the foregoing (collectively, the “Representatives”) are and have been in compliance with all applicable Anti-Corruption Laws.  Furthermore, no Public Official (x) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (y) serves as an officer, director or employee of any Group Company.  Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of:

(i)

the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or

(ii)

the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, (ii) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (iii) could reasonably be expected to constitute a violation of any applicable Anti-Corruption Laws, or

(iii)	the making of any false or fictitious entries in the books or records of any Group Company by any Person, or
(iv)	the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.
(b)

No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any Anti-Corruption Laws or securities Law or is subject to any indictment or any government investigation with respect to Anti-Corruption Laws.  None of the beneficial owners of any share or other interest in any Group Company or the current or former representatives of any Group Company are or were Public Officials.

(c)

The operations of each Group Company are and have been conducted at all times in compliance with applicable Money Laundering Laws.  No action, suit, or proceeding by or before any Governmental Authority involving any Group Company with respect to Money Laundering Laws is pending or threatened.

(d)

No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company.  No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.17	Title; Properties.
(a)

Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible, in each case free and clear of all Liens, other than Permitted Liens.  All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.  All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are in good condition and repair (reasonable wear and tear excepted). There are no facilities, services, assets or properties which are used in connection with the business of the Group and which are shared with any other Person that is not a Group Company.

(b)

Real Property.  No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to leases.  There is no material claim asserted or, to the knowledge of the Warrantors, threatened in writing by any Person regarding the lessor’s ownership of the property demised pursuant to each lease.  Each lease is in compliance with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such lease.  Each Group Company which is party to a lease has accepted possession of the property demised pursuant to the lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest.  No Group Company uses any real property in the conduct of its business except insofar as it has secured a lease with respect thereto. The leasehold interests under the leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted.
3.18

Related Party Transactions.  Other than as set forth in Section 3.18 of the Disclosure Schedule, no Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company other than as set forth in Section 3.2(a) of the Disclosure Schedule, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits).  Each Contract with a Related Party is on terms and conditions as favorable to the applicable Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party. No Related Party has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is Affiliated or with which a Group Company has a business  relationship, or any Person (other than a Group Company) that directly or indirectly competes with any Group Company (except that a Related Party may have a passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing). No Related Party has any interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected. To the Warrantors’ best knowledge, no officer or director of a Group Company has any direct or indirect ownership interest in any Person with which a Group Company or any Key Employee has a business relationship, or any Person that competes with a Group Company.

3.19	Intellectual Property Rights.
(a)

Company IP.  Except as Disclosed in Section 3.19(a) of the Disclosure Schedule, each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to or otherwise has the licenses to use all Intellectual Property necessary and sufficient to conduct its Business as currently conducted and proposed to be conducted by such Group Company (“Company IP”) without any known conflict with or known infringement of the rights of any other Person.

(b)

IP Ownership.  Except as Disclosed in Section 3.19(b) of the Disclosure Schedule, all Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied.  No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting.  No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any material Company Owned IP.  No material Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person.  No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP.  No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP.  The Parent Company has assigned and transferred to a Group Company any and all of its Intellectual Property related to the Business.  No Group Company has (i) transferred or assigned any Company IP; (ii) authorized the joint ownership of, any Company IP; or (iii) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

(c)

Infringement, Misappropriation and Claims.  No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing.  To the knowledge of each of the Warrantors, no Person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing.  No Person has challenged the ownership or use of any Company IP by a Group Company.  No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d)

Assignments and Prior IP.  Except as Disclosed in Section 3.19(d) of the Disclosure Schedule, all inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company.  All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law.  All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws.  It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company and none of such Intellectual Property has been utilized by any Group Company, except for those that are exclusively owned by a Group Company.  None of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (i) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (ii) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e)

Licenses.  Section 3.19(e) of the Disclosure Schedule contains a complete and accurate list of the Licenses.  The “Licenses” means, collectively, (i) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP, and (ii) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the Business in the Ordinary Course of Business consistent with past practice.   The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(f)

Protection of IP.  Each Group Company has taken all reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing.  Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP.  To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(g)

No Public Software.  No Public Software forms part of any product or service provided by any Group Company or was or is used in connection with the development of any product or service provided by any Group Company or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by any Group Company.  No Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

3.20	Labor and Employment Matters.
(a)

Each Group Company has, in all material respects, complied with applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining.  There is not pending or threatened, and there has not been since the incorporation of each Group Company, any Action relating to the violation or alleged violation of any applicable Laws by such Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(b)

Section 3.20(b) of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits.  Except for required contributions or benefit accruals for the current plan year, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies.  Each of the Benefit Plans listed in Section 3.20(b) the Disclosure Schedule is and has at all times been in compliance with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made.  There are no pending or threatened Actions involving any Benefit Plan listed in Section 3.20(b) of the Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan).  Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain.  Each Group Company is, in all material respects, in compliance with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(c)

There has not been, and there is not now pending or, to the knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company.  No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(d)

Schedule III enumerates each Key Employee, along with each such individual’s title.  Each such individual is currently devoting all of his or her business time to the conduct of the business of the applicable

Group Company.  To the knowledge of the Warrantors, no such individual is subject to any covenant restricting him/her from working for any Group Company.  No such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company.  No Group Company has received any notice alleging that any such violation has occurred.  No such individual is currently working or plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person.  No such individual or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

3.21

Insurance. Section 3.21 of the Disclosure Schedule sets forth all material insurance policies and bonds maintained by each Group Company. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect.

3.22

Entire Business.  No Group Company provides any facilities, operational services, assets or properties to any other entity which is not a Group Company. Each material asset used by any Group Company is: (a) legally and beneficially owned solely by the relevant Group Company free from any Lien; (b) not subject to any finance lease or hire purchase agreement or sale on deferred, credit or conditional terms; and (c) where capable of possession, in the possession or under the Control of the relevant Group Company. Except as Disclosed in Section 3.22 of the Disclosure Schedule, the Parent Company and its Subsidiaries other than the Group Companies (if applicable) shall have transferred to the Domestic Company all the Contracts, assets, Intellectual Property, and other items necessary or desirable for effective operation of the Business. The Domestic Company has obtained all the necessary Consent as required or requested by applicable Laws and the competent Governmental Authority to effect such transfer, including without limitation, change of the registration of the owner of Intellectual Property. The Group has all assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are required to conduct the Business in the Ordinary Course of Business.

3.23

Bankruptcy, Insolvency, Winding Up Etc.  No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganization of any Group Company and no Group Company is bankrupt or insolvent. Each Group Company is able to pay its debts as they fall due and has sufficient assets to repay all of its debts.

3.24

Foreign Exchange. The Warrantors and any PRC domestic resident who has any beneficial interest in the Company or in any offshore holding company which holds any beneficial interest in the Company has obtained all necessary

Consents from and made all necessary filings and registrations with SAFE in connection with the establishment or control of the Company or the relevant holding company (as the case may be). No other Consents are required to be obtained from and no other filings or registrations are required to be made with SAFE to enable any PRC Group Company to remit dividends or other forms of profits outside of the PRC to the Company in a freely convertible foreign currency.

3.25	Control Documents.
(a)

Each party to the Control Documents has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Control Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it is a party. Each executed Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms. Each Control Document is in proper legal form under PRC applicable Laws for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them.

(b)

The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein will not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect at the date hereof, any applicable Laws, or any contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any Indebtedness or other Liability of any Group Company or to increase the rate of interest presently in effect with respect to any Indebtedness of any Group Company, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company.

(c)

All Consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such Consent has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.

(d)

Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or nonrenewal has been threatened by any of the parties thereto.

3.26	No Brokers. No Group Company has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, or has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.27

No General Solicitation.  Neither any Group Company, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Subscription Shares.

3.28

Disclosure. The Company has provided CMC with all the information that CMC has requested for deciding whether to consummate the transactions contemplated under the Transaction Documents.  No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to CMC in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.  Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that the Company has not Disclosed to CMC in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

4.	Representations and Warranties of the Series B Investors. Each Series B Investor hereby, severally but not jointly, represents and warrants to the Company that:
4.1

Authorization.  Such Series B Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder.  All action on the part of such Series B Investor necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, has been taken or will be taken prior to the Closing.  Each Transaction Document has been duly executed and delivered by such Series B Investor (to the extent such Series B Investor is a party), enforceable against such Series B Investor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2

Restricted Securities. Such Series B Investor understands that the Subscription Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Subscription Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

4.3

No Brokers.  Such Series B Investor doesn’t have any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, nor have incurred any

Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.  The Subscription Shares are purchased for such Series B Investor’s own account.

4.4

Legitimate Source of Investment Funds.  The funds used by such Series B Investor to pay its Subscription Price are legally and legitimately acquired by such Series B Investor which shall not violate any applicable Laws, including without limitation the Sanction Laws, Money Laundering Laws, and Anti-Corruption Laws.

5.

Conditions of the Series B Investors’ Obligations at the Closing.  The obligations of each Series B Investor to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of such Series B Investor on or prior to the Closing, or waiver in writing by such Series B Investor, of the following conditions (for the avoidance of doubt, those conditions that are specific to CMC shall not be conditions to the Parent Company’s obligation to consummate the Closing):

5.1

Representations and Warranties.  Each of the representations and warranties of the Warrantors contained in Section 3 shall have been true, correct, complete and not misleading in all material respects when made and shall be true, correct, complete and not misleading in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

5.2

Performance.  Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it, on or prior to the Closing.

5.3

Authorizations.  All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions that are required to be consummated prior to the Closing as contemplated by the Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Subscription Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to such Series B Investor.

5.4

Proceedings and Documents.  All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written Consents from all of the then current holders of equity interests of each Group Company and the Parent Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance satisfactory to such Series B

Investor, and such Series B Investor shall have received all such counterpart copies of such documents as it may reasonably request.
5.5

Memorandum and Articles.  The Memorandum and Articles, in the form attached hereto as Exhibit B, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company (which Memorandum and Articles shall have been duly filed with the appropriate authority(ies) of the Cayman Islands within five (5) Business Days after the Closing), and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing, and reasonable evidence thereof shall have been delivered to such Series B Investor.  The Charter Documents of each of the other Group Companies shall be in the form and substance reasonably satisfactory to such Series B Investor.

5.6	Transaction Documents. Each of the parties to the Transaction Documents, other than such Series B Investor, shall have executed and delivered such Transaction Documents to such Series B Investor.
5.7

Indemnification Agreement.  The Company shall have delivered to CMC a copy of indemnification agreement between the Company, CMC and the Series B Director (the “Indemnification Agreement”) duly executed by the Company in form and substance attached hereto as Exhibit D.

5.8

Board of Directors.  Subject to the provisions provided in the Shareholders Agreement and the Memorandum and Articles, the Company shall have taken all necessary corporate action such that immediately following the Closing the board of directors of the Company shall have five (5) members, CMC shall have appointed one (1) member to the Board (the “Series B Director”).

5.9

Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement.  The Domestic Company and each Key Employee shall have entered into an employment agreement and a confidentiality, non-compete and invention assignment agreement or an employment agreement containing confidentiality, non-compete and invention assignment provisions in a form reasonably satisfactory to such Series B Investor, and reasonable evidence thereof shall have been delivered to such Series B Investor.

5.10

Management Rights Letter.  The Company shall have delivered to CMC a copy of the management rights letter between the Company and CMC duly executed by the Company (the “Management Rights Letter”) duly executed by the Company in form and substance attached hereto as Exhibit A.

5.11	Control Document. Each Control Document shall have been prepared, reasonably negotiated and duly executed and delivered by the parties thereto in compliance with all applicable Laws.
5.12	No Material Adverse Effect. There shall have been no Material Adverse Effect since the Execution Date.
5.13	Due Diligence. CMC shall have completed their business, legal, financial and tax due diligence of the Group Companies to its satisfaction.

5.14

Closing Certificate.  The chief executive officer of the Company shall have executed and delivered to such Series B Investor at the Closing a certificate dated as of the Closing (a) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing; (b) all corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written Consent from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed, and each Group Company and the Parent Company shall have delivered to such Series B Investor all such counterpart copies of such documents as such Series B Investor may reasonably request; and (c) attaching thereto (i) the Charter Documents of the Group Companies as then in effect, and (ii) copies of all resolutions approved by the shareholders (as applicable) and board of directors of each Group Company related to the transactions contemplated under the Transaction Documents.

5.15

Approval by Investment Committee. CMC shall have received Consent, if required, by its investment committee for entering into the transactions contemplated under the Transaction Documents after making all commercially reasonable efforts to seek such approval from its investment committee.

5.16	PRC Legal Opinion. CMC shall have received legal opinion from the PRC counsel for the Company dated as of the date of the Closing, in the form and substance satisfactory to CMC.
5.17

Parent Company’s Confirmation. CMC shall have received the Company’s written confirmation that all conditions precedent to the Parent Company’s consummation of the Closing have been satisfied and that the subscription of Series B Preferred Shares by the Parent Company will be consummated concurrently with the Closing, in accordance with the provisions herein.

5.18	Related Party Loans. The relevant Group Company and the relevant Related Parties shall enter into loan agreements in substance and form satisfactory to CMC with copies thereof provided to CMC.
6.

Conditions of the Company’s Obligations at Closing.  The obligations of the Company to consummate the Closing under Section 2 of this Agreement with each Series B Investor, unless otherwise waived in writing by the Company, are subject to the fulfillment on or prior to the Closing of each of the following conditions:

6.1

Representations and Warranties.  The representations and warranties of such Series B Investor contained in Section 4 shall have been true, correct, complete and not misleading in all material respects when made and shall be true, correct, complete and not misleading in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2

Performance.  Such Series B Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Series B Investor on or prior to the Closing.

7.	Covenants.
7.1	Executory Period Covenants.
(a)

At all times during the period commencing from the Execution Date and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, (i) none of the Warrantors, without the prior written consent of each Series B Investor, shall take any action which (A) would render any of the representations or warranties made by the Warrantors in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (B) would result in any of the covenants contained in this Agreement becoming incapable of performance, and (ii) the Warrantors shall give each Series B Investor notice of any event, condition or circumstance occurring prior to the Closing Date that would constitute a breach of any representation or warranty of any Warrantors, if such representation or warranty were made as at any date from the Execution Date until the Closing Date, or that would constitute a breach of any terms and conditions contained in this Agreement, as soon as practicable after becoming aware thereof.

(b)

At all times during the period commencing from Execution Date and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, unless each Series B Investor otherwise approves in writing, the Company shall not (and the Warrantors shall not permit any of the Group Companies to) take any action or do anything which would require the consent of the Majority Series B Holders (as defined in the Shareholders Agreement) or the Series B Director pursuant to the Shareholders Agreement had the Closing occurred.

7.2

Equity Pledge. The Warrantors shall, as soon as practicable after Closing but in any event before the consummation of an initial public offering of the Company, duly complete the registration of all equity pledges contemplated in the Control Documents with the competent Governmental Authority, provided, however, that such registration of equity pledges will not adversely affect the Group Companies’ application for or maintenance of permits and licenses required under the applicable Laws for the operation of the Business.

7.3

Permits. The Domestic Company shall use its best effort, and the Warrantors shall use its best effort to cause the Domestic Company, as soon as practical after Closing, to obtain, and thereafter maintain in full force and effect, all Consents necessary or desirable for conducting the Business if and as required by applicable Laws and the competent Governmental Authority.  In particular, the Domestic Company shall, within three (3) months from the Domestic Company being legally eligible and practically feasible for obtaining the Permit for Online Publication Service (网络出版服务许可证), apply for such permit in accordance with applicable Laws.

7.4

Further Transfer of Business.  The Warrantors shall cause each of the Parent Company and its Subsidiaries (as applicable) to transfer to the Domestic Company (a) as soon as practicable after Closing and in any event no later than three (3) months from Closing, all the Contracts, assets, Intellectual Property, and other items necessary for the effective operation of the Business which are not duly transferred prior to the Closing (other than the employees), and (b) as soon as practicable after Closing, all the employees (including the Key Employees) necessary for the effective operation of the Business which are not duly transferred prior to the Closing, in each of the foregoing cases, in a manner sufficient for the Domestic Company to independently engage in the Business (“Further Transfer of Business”). The Domestic Company shall obtain all the necessary registration or Consent as required by applicable Laws and the competent Governmental Authority to effect such Further Transfer of Business, including without limitation, change of the registration of the owner of Intellectual Property.

7.5

Trademark Registrations.  As soon as practicable after Closing, the Group Companies shall complete the trademark registration for the trademarks “米读小说” and “” in all categories necessary for the effective operation of the Business (including without limitation category 9 and category 16) with the competent trademark authority in the PRC, the evidence of which shall be promptly provided to each Series B Investor.

7.6

Compliance of Laws. Each Group Company shall, and each of the other Warrantors shall cause the Group Companies to, at its own expenses, procure necessary permits and Consents with respect to their conducting of Business, and to comply with, in all material respects, all applicable Laws of the jurisdiction of its incorporation as well as all requirements of the competent Governmental Authorities with respect to their conducting of Business, on a continuing basis, including but not limited to applicable PRC Laws relating to its business, personal information/data privacy and protection, Intellectual Property, anti-monopoly, Taxation, employment, social welfare and benefits and foreign exchange, telecommunication, advertising, provision of news information service (if applicable), provision of audio and video program (if applicable), and any similar statute or law, rule, regulation, official policy, administrative and procedural requirements interpretation or pronouncement of any Governmental Authority.  Each Group Company shall, and each of the other Warrantors shall cause the Group Companies to, adopt and maintain stringent content control mechanisms, including by retaining and providing training to a sufficient number of dedicated personnel, to moderate the user-generated online content of the Group to ensure compliance with the applicable Laws and to safeguard the reputation of the Business.

7.7

Conversion Shares. The Company covenants to at all times reserve sufficient Ordinary Shares or, if the reservation is insufficient, to take all actions necessary to authorize such additional Ordinary Shares, for issuance upon conversion of all Preferred Shares under the Transaction Documents.

7.8	Anti-Corruption, Anti-Money Laundering, and Sanctions Compliance. The Company covenants that it shall not and shall not permit any of its

Subsidiaries or Affiliates or any of its or their respective Representatives to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Public Official, in each case, in violation of the applicable Anti-Corruption Laws.  The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective Representatives in violation of the applicable Anti-Corruption Laws.  The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to, as soon as reasonable practicable, adopt and maintain systems of internal controls (including, but not limited to, an adequate anti-corruption compliance program, accounting systems, purchasing systems and billing systems) that are sufficient to provide reasonable assurances that violations of the applicable Anti-Corruption Laws will be prevented, detected and deterred.  The Company shall, and the Warrantors shall procure that the operations of each Group Company shall, conduct their respective business in compliance with applicable Money Laundering Laws.  The Company shall, and the Warrantors shall procure that none of the Group Companies will engage, directly or indirectly, in any other activities that would result in a violation of any of the Sanctions Laws by any Person, including the Series B Investors.  The Company agrees to promptly notify the Series B Investors upon the Company receiving notification of investigations, inquiries, or proceedings, initiated by Governmental Authorities regarding potential violations of Anti-Corruption Laws, Money Laundering Laws, and Sanctions Laws.

7.9

Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement.  The Group Companies shall cause all of their respective existing and future employees to enter into an employment agreement and a confidentiality, non-solicitation and invention assignment agreement or an employment agreement containing confidentiality, non-solicitation and invention assignment provisions and shall cause all of their respective future key employees to enter into an employment agreement and a confidentiality, non-compete, non-solicitation and invention assignment agreement or an employment agreement containing confidentiality, non-compete, non-solicitation and invention assignment provisions, provided that the terms and conditions of such form agreements shall remain substantially the same as those reviewed and acknowledged by each Series B Investor prior to its subscription for the Company’s Series B Preferred Shares.

7.10

Other Issues in the Disclosure Schedule.  As soon as practicable after Closing, the Warrantors shall, in a commercially reasonable manner, resolve the other issues which are Disclosed in the Disclosure Schedule.

8.	Indemnity.
8.1

In the event of any breach, non-performance of or violation of, or inaccuracy or misrepresentation in, any representation, warranty, covenant, undertaking or agreement, made by the Warrantors, contained herein or any of the other Transaction Documents (a “Breach”), each of the Warrantors hereby agrees to jointly and severally indemnify and hold harmless CMC, and its employees, Affiliates, Associates, partners, members, stockholders, directors, officers, agents, representatives, and assigns (each, an “Indemnitee” and collectively, the “Indemnitees”), from and against any and all Indemnifiable Losses suffered by any Indemnitee, directly resulting from, or arising out of, or otherwise in connection with any Breach.

8.2

Without prejudice to the other sections under this Section 8, the Warrantors shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses directly resulting from, or arising out of, or otherwise in connection with any claim for Tax concerning material breach of Tax Laws which has been made or may hereafter be made against the Domestic Company and any other Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the Domestic Company and any other Group Company on or prior to the Closing and any reasonable costs, fees or expenses incurred and other Liabilities which the Domestic Company and any other Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for Tax, any legal proceedings in which the Domestic Company or any other Group Company’s claims in respect of the claim for Tax concerning material breach of Tax Laws and in which an arbitration award or judgment is given for the Domestic Company or any other Group Company and the enforcement of any such arbitration award or judgment whether or not such Tax is chargeable against or attributable to any other Person, provided, however, that the Warrantors shall be under no Liability in respect of Taxation:

(a)	that is promptly cured without recourse to cash or other assets of any Group Company;
(b)	to the extent that provision, reserve or allowance has been made for such Tax in the audited financial statement of the Company provided to CMC prior to the date hereof;
(c)

to the extent that the Liability arises as a result only of a provision or reserve in respect of the Liability made in the Financial Statements being insufficient by reason of any increase in rates of Tax announced after the Closing with retrospective effect; or

(d)

to the extent that the Liability arises solely as a result of breach, violation or fault of any Person other than (i) the Group Companies, its directors and officers, and (ii) such other Person(s) acting for or on behalf of the Group Companies and/or its directors and officers.

8.3

Without prejudice to the other sections under this Section 8, the Warrantors shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or otherwise in connection with, any claim for any activities, businesses and operations of any Group Company at any time from its establishment to the date of the Closing, including but not limited to (a) any Group Company’s failure to pay any Social Insurance for its employees who have signed employee contracts with any Group Company in accordance with the applicable Laws for any time period prior to the Closing; (b) any Group Company’s failure to comply in any material respect with any applicable Laws prior to the Closing other than the applicable Laws in respect with permits for providing online news services, online publishing services, and video and audio services which are not available to the majority of entities conducting the Business; (c) any action, suit, arbitration or other court proceeding, pending or threatened, due to the facts existing prior to the Closing even if the Liability is actually incurred after the Closing (excluding the suspension of content updating and business operations imposed on “米读小说” APP for the period from July 16, 2019 to October 15, 2019) and (d) any Group Company’s failure to own or possess sufficient and valid Contracts, assets, business, employees, leased properties, Intellectual Property and other items as are necessary and sufficient to the conduct of such Group Company’s Business.

8.4

The Warrantors agree that if there is a Breach, damages may not be an adequate remedy in which case such representation, warranty, covenant, undertaking or agreement may be enforced by injunction, order for specific performance or such other equitable release as a court of competent jurisdiction or the arbitrators may see fit to award. As a result, the indemnification provisions under this Section 8 are in addition to, and not in derogation of, any statutory, equitable or common-law remedy that any Party may otherwise have.

8.5

With respect to any Breach committed by the Group Companies, the Indemnitees shall first require the Group Companies to fulfill the indemnification obligations set forth in this Section 8.  If the Group Companies failed to satisfy the indemnification obligations provided herein in full within thirty (30) Business Days after the Group Companies become liable pursuant to this Agreement, the Parent Company shall, in addition to (and not in lieu of) the Group Companies, jointly and severally with the Group Companies, fulfill the indemnification obligations herein in full.

8.6

Notwithstanding the above, the aggregate indemnification Liability of the Warrantors under the Transaction Documents with respect to the Indemnitees shall be limited to the amount equal to one hundred percent (100%) of the Subscription Price paid by such Series B Investor, while the aggregate indemnification Liability cap in this Section 8 shall not apply to any Liability on the part of any Warrantor for fraud, criminal acts or any willful act intending to jeopardize the interests of the Group Companies or such Series B Investor or the current or future Business of the Group Companies.

9.	Miscellaneous.
9.1	Termination.
(a)

Termination of this Agreement.  This Agreement may be terminated prior to the Closing (i) by mutual written consent of the Parties, (ii) by CMC on or after October 30, 2019 if Closing has not been consummated by October 30, 2019 for causes not attributable to CMC, (iii) by the Company (with respect to CMC only) after September 30, 2019 and prior to October 2, 2019 if all conditions precedent to CMC’s consummation of the Closing under Section 5 have been satisfied and the Subscription Price applicable to CMC has not been fully paid to the

Company by CMC by September 30, 2019 in accordance with the terms of this Agreement for causes not attributable to the Warrantors.
(b)

Effects of Termination.  If this Agreement is terminated as provided under this Section 9.1, this Agreement will be of no further force or effect upon termination and the Parties shall be irrevocably and fully relieved of their duties and Liabilities arising out of or in connection with this Agreement and such termination shall be without Liability to the Parties.

9.2

Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. Except as otherwise provided herein, nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Series B Investors. This Agreement and the rights and obligations therein may be assigned by any Series B Investor to its Affiliates with a prior written notice to the Company.

9.3	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without regard to its principles of conflicts of laws.
9.4	Dispute Resolution.
(a)

Any dispute, controversy, difference or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the existence, validity, interpretation, performance, breach or termination  thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)

The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules (the “ UNCITRAL Rules”) in force when the Arbitration Notice is submitted in accordance with the UNCITRAL Rules.  There shall be three (3) arbitrators.  The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong. The place of the arbitration shall be Hong Kong.

(c)

The arbitral proceedings shall be conducted in English.  To the extent that the UNCITRAL Rules are in conflict with the provisions of this Section 9.4, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 9.4 shall prevail.

(d)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.
(e)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.
(f)

The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive Law.

(g)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
(h)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.
9.5

Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, electronic mail or similar means to the address of the relevant Party as shown on Schedule IV (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 9.5).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (a) delivery (or when delivery is refused) and (b) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.  Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

9.6

Rights Cumulative; Specific Performance.  Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.7

Fees and Expenses.  The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.  The Company shall pay or reimburse at the Closing all costs and expenses incurred or to be incurred by CMC, which shall include all expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents, provided, however, that the foregoing costs and expenses to be paid or reimbursed by the Company to CMC shall be no higher than US$100,000.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.8

No Negotiation. From the date of this Agreement until the earlier of (i) Termination of this Agreement in accordance with Section 9.1(a), or (ii) at the Closing, the Group Companies and the Parent Company shall deal exclusively with the Series B Investors in connection with any investment in any Group Company or the purchase of any assets from any Group Company, and shall not, and shall cause their respective Affiliates and any Person acting on behalf of them or any of their Affiliates not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from any Person (other than the Series B Investors) relating to the transactions contemplated by this Agreement or any business combination transaction involving any Group Company, including the sale of shares (including in trust), the merger or consolidation of any Group Company, or the sale of all or any material portion of any Group Company’s business or assets, or the license of any material Intellectual Property of any Group Company, or any comparable transaction or other transaction that would be inconsistent with the transactions contemplated by this Agreement.  From the date of this Agreement until the earlier of (i) Termination of this Agreement in accordance with Section 9.1(a), or (ii) at the Closing, the Group Companies, the Parent Company shall notify the Series B Investors of any such inquiry or proposal promptly upon receipt or awareness of the same, or the intention to solicit or initiate any such inquiry or proposal, by any Group Company, the Parent Company, their respective Affiliates, or any Person acting on their behalf.

9.9	Confidentiality.
(a)

The terms and conditions of this Agreement, any other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(b)

Notwithstanding the foregoing, each Party may disclose (i) the Confidential Information to its current or bona fide prospective investors, partners, Affiliates and their respective employees, bankers, accountants or legal counsels who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9.9(b), (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities in accordance with applicable Laws, in each case as such Party deems appropriate in good faith, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 9.9(c) below.

(c)

Except as set forth in Section 9.9(b) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable Tax, securities, other Laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy at the cost of the other Parties. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)

Notwithstanding any other provision of this Section 9.9, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(e)

Without the prior written consent of CMC, none of the Parties and their Affiliates (other than CMC) shall use, publish, reproduce, or refer to the name of CMC, its Affiliates and/or Controlling Persons, or the name “CMC”, “华人文化产业投资基金”, “China Media Capital” or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for any marketing, advertising, or promotional purposes, or issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated under the Transaction Documents without the prior written consent of CMC.

9.10

Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

9.11

Amendments and Waivers.  Any term of this Agreement may be amended, only with the written consent of each of (a) the Company, (b) the Parent Company, and (c) the Series B Investors. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto.  Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

9.12

No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.13

Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any Consent of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.14

Further Assurance. Upon the terms and subject to the conditions herein, each Party agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

9.15

No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

9.16

Headings and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  Unless a provision hereof expressly provides otherwise:  (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules and Exhibits are to the Schedules and Exhibits attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re‑enacting, extending or made pursuant to the same or which is modified, re‑enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).
9.17

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.18

Entire Agreement.  This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

9.19

Use of English Language.  This Agreement has been executed and delivered in the English language.  Any translation of this Agreement into another language shall have no interpretive effect.  All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall prevail for purposes thereof.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

Fun Literature Limited

By:/s/ Jingbo Wang

Name:Jingbo Wang

Title:Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

HK COMPANY:

Fun Literature (HK) Limited

By:/s/ Jingbo Wang

Name:Jingbo Wang

Title:Director

WFOE:

Shanghai Zhicao Information Technology Co., Ltd. (上海纸草信息科技有限公司)

By:/s/ Wanting Xu

Name:Wanting Xu

Title:Legal Representative

Affix Seal: [Seal]

DOMESTIC COMPANY:

Shanghai Big Rhinoceros Horn Information Technology Co., Ltd. (上海大犀角信息科技有限公司)

By:/s/ Min Gao

Name:Min Gao

Title:Legal Representative

Affix Seal: [Seal]

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PARENT COMPANY/SERIES B INVESTOR:

Qutoutiao Inc.

By: /s/ Eric Siliang Tan

Name:Eric Siliang Tan

Title:Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

SERIES B INVESTOR:

CMC Rocket Holdings Limited

By: /s/ Peter Chuan Li

Name: Peter Chuan Li

Title: Director

[Signature Page to Share Purchase Agreement]

SCHEDULE I

Schedule of Series B Investors

Name	Number of Subscription Shares	Subscription Price
CMC Rocket Holdings Limited	[***]	[***]
Qutoutiao Inc.	[***]	[***]

Schedule IShare Purchase Agreement

SCHEDULE II

Schedule of Capitalization Immediately Prior to the Closing

[***]

Schedule of Capitalization Immediately After the Closing

[***]

Schedule IIIShare Purchase Agreement

SCHEDULE III

List of Key Employees

[***]

Schedule IIIShare Purchase Agreement

SCHEDULE IV

Address for Notices

[***]

Schedule IVShare Purchase Agreement

EXHIBIT A

FORM OF MANAGEMENT RIGHTS LETTER

Exhibit AShare Purchase Agreement

EXHIBIT B

FORM OF THE MEMORANDUM AND ARTICLES

Exhibit BShare Purchase Agreement

EXHIBIT C

FORM OF SHAREHOLDERS AGREEMENT

Exhibit CShare Purchase Agreement

exhibit D

FORM OF INDEMNIFICATION AGREEMENT

Exhibit DShare Purchase Agreement

EXHIBIT E

DISCLOSURE SCHEDULE

Exhibit EShare Purchase Agreement